Exhibit (p)(3)

CODE OF ETHICS, PERSONAL TRADING AND INSIDER TRADING
I. CODE OF ETHICS AND PROFESSIONAL STANDARDS
As professionals serving the public in the area of asset management, all officers, directors and employees of RAM (“RAM Personnel”) must be guided in their actions by the highest ethical and professional standards and subscribe to this Code of Ethics and Professional Standards.
1. All RAM Personnel must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall comply with all federal and state securities laws and regulations pertaining to investment advisers.
2. All RAM Personnel are required to report any violation of this Code to RAM’s CCO.
3. At all times, the interest of RAM clients has precedence over personal interests. This applies particularly in the case of purchases and sales of stocks and other securities that are owned, purchased or sold in our advisory and fiduciary accounts.
4. RAM has adopted Insider Trader Policies that set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by RAM Personnel. The Insider Trading Policies are a part of this Code of Ethics and Professional Standards.
5. RAM has adopted Personal Trading Policies that set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent RAM Personnel from taking advantage of their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics and Professional Standards.
6. RAM Personnel has adopted a policy regarding accepting and giving gifts.  This policy is a part of this Code of Ethics and Professional Standards.
7. When any RAM Personnel face a conflict between their personal interest and the interests of RAM clients, he or she will report the conflict to the CCO for instruction regarding how to proceed.  It is the responsibility of RAM to make sure that all Covered Persons are aware of conflicts of interest and that they should notify the CCO of any conflicts.  The CCO is responsible for determining if such conflicts need to be disclosed and will do so if needed.
8. The recommendations and actions of RAM are confidential and private matters. Accordingly, it is our policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with RAM, without the prior written approval of RAM’s President.
9. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all RAM Personnel. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics and Professional Standards.
II. INSIDER TRADING
A. OVERVIEW AND PURPOSE
The purpose of the policies and procedures in this Section (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with RAM. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

B. GENERAL POLICY
1. PROHIBITED ACTIVITIES
All officers, directors and employees of RAM including contract, temporary, or part-time personnel, or any other person associated with RAM, are prohibited from the following activities:
(a) trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or
(b) communicating material, non-public information about the issuer of any securities to any other person.
The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.
2. REPORTING OF MATERIAL, NON-PUBLIC INFORMATION
Any owner or employee who possesses or believes that she/he may possess material, non-public information (“MNPI”) about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.
C. MATERIAL INFORMATION, NON-PUBLIC INFORMATION, INSIDER TRADING AND INSIDERS
1. Material information generally includes:
• •
any information that a reasonable investor would likely consider important in making his or her investment decision; or
any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.
2. Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.
3. Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.
4. Insiders. The concept of “insider” is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with RAM may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

5. Value-add investor. Clients or fund investors that are corporate executives or financial professional investors are value-add investors. Value-add investors may have MNPI. The COO, with assistance from the Portfolio Manager, will identify value-add investors and will advise Portfolio Manager and analysts to interact with caution and be aware that they may be a potential source of MNPI. If through such interactions an employee believes that he/she may have received MNPI, it will be reported immediately to the CCO for review.
6. Expert networks. An expert network refers to a group of professionals who are paid for their specialized information and research services. Expert network consultants may be related to publicly traded companies or have access to MNPI. Calls with expert network consultants will be logged and, to the extent it is practical, the CCO will participate on those calls. Any notes from the conversation will be reviewed by the CCO. Relevant trading activity in publicly traded securities that are in similar industries as those discussed during calls will be reviewed by the CCO.
D. PENALTIES FOR INSIDER TRADING
The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:
• • • • •
civil injunctions
jail sentences
revocation of applicable securities-related registrations and licenses fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, RAM’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.
III. GENERAL PERSONAL TRADING POLICIES
A. GENERAL PRINCIPLES
The pre-clearance procedures, trading restrictions and reporting requirements in this Section III (the “Personal Trading Policies”) have been approved by the CCO. Transactions by covered persons in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies. In the conduct of any and all personal securities transactions, all covered persons must act in accordance with the following general principles:
(a) the interests of clients must be placed before personal interests at all times;
(b) no covered person may take inappropriate advantage of his or her position; and
(c) the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a covered person’s position of trust and responsibility.
B. DEFINITIONS
1. COVERED PERSONS
Any supervised person of RAM who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic is a “covered person” under the Personal Trading Policies.  The CCO will maintain a list of covered persons of RAM (e.g., officers, portfolio managers, and traders).

2. COVERED ACCOUNTS
A “covered account” under the Personal Trading Policies is any account in which a covered person:
(a) has a direct or indirect interest, including those of a spouse or minor child; or
(b) has direct or indirect control over purchase or sale of securities.

3. ADDITIONAL DEFINITIONS
The definitions set forth below shall apply to the terms used in the Personal Securities Trading Policies:
1. “DISINTERESTED TRUSTEES” means trustees of the Fund that are not “interested persons” (as defined in the Investment Company Act of 1940) of the Fund or the Adviser.
2. “PART-TIME PERSONNEL” means employees of a business unit employed on a permanent basis, but obligated to work less than a full (i.e., forty-hour) work week.
3. “SECURITY” includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.
C. RESTRICTIONS ON TRADING
1. BUYING AND SELLING THE SAME SECURITIES AS CLIENTS
RAM understands that a potential conflict of interest exists where covered persons buy and sell for themselves the same securities they buy and sell for their fiduciary clients.  In order to both align the covered persons’ interests with those of their clients and mitigate any resulting conflicts of interest:
Trades for any covered person’s covered accounts in publicly-traded securities that are also being bought or sold for client accounts may not be effected until all the client trades have been effected.  Please note that as a result of this policy, covered persons may from time to time receive a better execution price than the price received by RAM's clients.  Partners may buy private securities that are not available to clients and also request permission from the CCO to invest in individual publicly-traded securities that are not being purchased on behalf of clients. However, as a general rule, partners will no longer purchase individual publicly-traded equity securities.
Partners’ spouses may purchase publicly-traded securities in their individual, retirement or joint accounts under certain conditions: (1) RAM does not already hold nor considering a position in that security, (2) RAM will not undertake any effort to research the security, (3) the market capitalization of the security exceeds $5b, and (4) spouse will get pre-clearance for a trade.
2. RESTRICTED LIST SECURITIES
It is recognized that a covered person may from time to time have a special relationship with an issuer (such as being a director, officer, consultant, significant shareholder, receiving material, non-public information, etc. of an issuer). In such cases, the covered person must notify the CCO of that relationship. The CCO will review the relationship and will determine whether or not to place the securities of the issuer on a Restricted Securities List. Trades in any security on the Restricted Securities List maintained by the CCO are prohibited.

3. INITIAL PUBLIC OFFERINGS (IPOs)
Investing in IPOs is generally prohibited. However, an exception may be made if the CCO determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.
4. CERTAIN PUBLIC COMPANY SECURITIES
Purchases of restricted securities issued by public companies are generally prohibited. However, an exception may be made if the CCO determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.
5. PRIVATE PLACEMENTS AND HEDGE FUNDS
Purchase or sale of a security obtained through a private placement, including purchase of any interest in a hedge fund, requires approval by the CCO. Approval is contingent upon the CCO determining that the contemplated transaction will raise no actual, potential or apparent conflict of interest.
Note: If a covered person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO.
6.  INVESTMENT CLUBS
Participation in an investment club requires approval by the CCO. Pre-clearance may be granted on written request if the covered person’s participation does not create any actual, potential or apparent conflict of interest.
D. EXCEPTIONS TO THE PERSONAL TRADING POLICIES
1. CERTAIN TYPES OF SECURITIES AND RELATED INSTRUMENTS
Transactions in covered accounts involving any of the following securities are not subject to any of the policies on Personal Trading above:
(a) Open-End Management Mutual Funds and Unit Investment Trusts (not closed-end mutual funds).

(b) United States Government Securities (e.g., U.S. Treasury Bonds).

(c) Money Market Instruments (e.g., bankers’ acceptances, Certificates of Deposit, and repurchase agreements).
2. CASE-BY-CASE EXEMPTIONS
Because no written policy can provide for every possible contingency, the CCO may consider granting additional exceptions to the Personal Trading Policies on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO, subject to the oversight of the President or designee, determines that granting the request will create no actual, potential or apparent conflict of interest.

E. REPORTING REQUIREMENTS

1.  INITIAL ACCOUNT AND SECURITIES HOLDINGS LIST

Within 10 days of beginning employment or becoming a covered person, each covered person must provide a list of brokerage accounts and securities owned by the covered person, the covered person’s spouse or minor children, or any other person or entity in which the covered person may have a beneficial interest or derive a direct or indirect benefit (the “Initial Holdings Report”) (see Appendix C-1). If necessary, each covered person will also submit a duplicate statement request letter to brokers (see Appendix C-2). Each Initial Holdings Report shall be current as of a date within 45 days of the date of the report and shall include the following information:

(A) The title, number of shares and principal amount of Securities in which the covered person had any direct or indirect beneficial ownership when the person became a covered person;
(B) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the covered person as of the date the person became a covered person; and
(C) The date that the report is submitted by the covered person.

The CCO will review each Initial Holdings Report.

2. ANNUAL UPDATE AND CERTIFICATION

Each covered person must file an annual account statement that reports the covered person’s accounts and Securities holdings (list of brokerage accounts and Securities in which the covered person has a direct or indirect beneficial interest, influence or control as of December 31 including the information required under Section E(1) above and execute a certification regarding compliance with the Personal Trading Policies and applicable laws by February 14th each year using the form attached hereto as Appendix D.

3.  QUARTERLY TRADE CONFIRMATIONS

Each covered person must file or cause to be filed with the CCO a duplicate brokerage statement or equivalent showing each trade conducted by the covered person within 15 days after the end of each calendar quarter.  For any trade not shown on the brokerage statement, the covered person shall submit a memo to the CCO describing such trade(s) within 30 days of the end of the quarter.

The CCO will review all reports created pursuant to Section E no later than ten business days within receipt of each such report to determine if there are any violations with this Code of Ethics.

4. DELIVERY OF CODE OF ETHICS AND ACKNOWLEDGEMENT OF RECEIPT

All covered persons shall receive copies of this Code of Ethics and any amendments thereto at the beginning of employment within 10 days of hire and thereafter as material amendments are made to the Code of Ethics.   Each covered person shall execute an acknowledgement of receipt of the Code of Ethics and any amendment thereto in the form attached as Appendix E-1 (annual) and Appendix E-2 (beginning of employment).  A list of covered persons is maintained by the COO.

F. CCO ACTIVITY

In cases where the CCO is the covered person for purposes of this Code of Ethics or the person whose conduct is at issue, the provisions of this Code of Ethics will be performed or enforced by the CCO’s designee.

G. RETENTION OF RECORDS

RAM must maintain all records required by Rule 204A-1 under the Advisers Act for the periods required by the rule, including:

1. copies of this Code of Ethics;
2. records of any violation of the Code of Ethics and actions taken as a result of the violations;
3. copies of all acknowledgments upon receipt of this Code of Ethics and certification to comply with the Code of Ethics made by RAM Personnel;
4. lists of all the RAM Investment Personnel who are, or within the past five years have been, covered persons subject to the trading restrictions of this Code of Ethics and lists of the compliance personnel responsible for monitoring compliance with those trading restrictions; and
5. copies of other reports submitted under Section E above.

H. PENALTIES FOR VIOLATIONS

Covered persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.  Determinations regarding appropriate disciplinary responses will be made and administered on a case-by-case basis.
I. GIFTS AND ENTERTAINMENT
1.	ACCEPTING GIFTS

On occasion, because of their position with the Company, Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors or other persons.  Payment for entertainment or meals where the employee is not accompanied by the person purchasing the entertainment or meals is considered a gift.  Acceptance of meals or entertainment where the host is present is not deemed a gift.  A gift includes, but is not limited to, cash merchandise, prizes, travel expenses, and entertainment tickets.  Acceptance of extraordinary or extravagant gifts is prohibited.  Any such gifts must be declined and returned in order to protect the reputation and integrity of the Company.  Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted.  Any gifts or entertainment from brokers seeking to do or doing business with the Fund must be pre-cleared by the CCO in order to assess whether they would be for the purchase or sale of any property to or for the Fund and therefore prohibited under section 17(e)(1).  All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO.

2.	SOLICITATION OF GIFTS

Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3.	GIVING GIFTS

Access Persons may not give any gift with a value in excess of $100 (per year) to persons who do business with, regulate, advise or render professional services to the Company.  This restriction does not apply to advisory clients so long as such gifts do not undermine the intent and spirit of our Ethics policy.  Moreover, the restriction regarding gift giving does not preclude us from hosting events that may in fact exceed $100 per client or business guest.

Finally, gifting restrictions (both giving and receiving) do not apply to individuals who have a personal relationship separate and apart from the advisory relationship but also may be clients or business associates of the firm.

Any gifts sent and received will be entered in the Gift Log.

III. PAY-TO-PLAY POLICY
“Pay-to-play” refers to the practice whereby an adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business.  In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons.  The rule has three key elements:
o
It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence the selection of the adviser.

o
It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser.  It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

o
It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

SEC Press Release 2010-116; http://www.sec.gov/news/press/2010/2010-116.htm

Political contributions or gifts from Adviser, its Covered Persons and solicitors to persons who may be in a position to affect the award of business to Adviser may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an adviser from managing assets for certain governmental entities if the adviser, any employee or an adviser’s solicitor has contributed to certain political organizations, candidates or state officials for office.

To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:

Pre-Approval of Contributions in Excess of $150.00 – When making contributions, Covered Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to Adviser. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the employee should seek approval from the Chief Compliance Officer or his or her designee.

Quarterly Reporting - All Covered Persons will be requested to submit a quarterly attestation (attached as Appendix H) their political contributions during the quarter (including those under the $150 preclearance level).  These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.

State officials are defined in this policy is any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Advisory Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Advisory Person will indicate whether they are entitled to vote for the recipient of their political contribution.

Separation of Political and Employment Activities - All political activities of Covered Persons must be kept separate from employment and expenses may not be charged to the Adviser. Covered Persons may not conduct political activities during working hours or use Adviser’s facilities for political campaign purposes without the prior written approval of the Chief Compliance Officer or his or her designee.

No Contribution on Behalf of Adviser – Covered Persons may not make political contributions on behalf of Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the Chief Compliance Officer or his or her designee.

IV. OUTSIDE BUSINESS ACTIVITIES
All Covered Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Covered Person’s work commitment to RAM.  Approval must be obtained through the CCO (Appendix G), and will ordinarily require consideration by senior personnel of RAM. RAM can deny approval for any reason.  This prohibition does not apply to service as an officer or board member of any parent, subsidiary or affiliate of RAM.